EXHIBIT 99.04

                           HOME SHOPPING NETWORK, INC.
                   1996 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS



         I.   Purpose

                   It is the belief of the management of Home Shopping Network, Inc. (the "Company") that the Board of Directors will effect decisions and render guidance to the Company which materially enhance the economic growth of the Company and provide material benefit to the Company. Accordingly, management believes that Directors should be afforded the opportunity to participate in the Company's growth by acquiring the Company's Common Stock on a regular basis. By providing this opportunity through the adoption of this Stock Option Plan for Outside Directors (the "Plan"), it is the intention of the Company to give appropriate recognition to these individuals who will have continuing responsibility for the Company's growth and profitability.

         II.  Eligibility

                   The only persons eligible to receive options (the "Options") for the Company's common stock, $.01 par value ("Stock") under the Plan shall be the Company's existing and future Directors who are not also employees of the Company.

         III. Shares Subject to the Plan

                   The maximum number of shares of Stock which may be issued upon exercise of Options granted under the Plan and under the Company's 1996 Stock Option Plan for Employees shall not exceed 18,700,000 shares. If any Option expires or terminates prior to being fully exercised, any shares of Stock allocable to the unexercised portion of such Option may again be issued subject to the terms of the Plan.

                   Appropriate adjustments shall be made in the number of shares of Stock available under the Plan and in the Option price per share to give effect to adjustments necessary as a result of a merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split or other relevant change in the capital structure of the Company. Such adjustments shall be determined by the Board of Directors in their good faith determination; to the maximum extent possible, such adjustments shall be consistent with adjustments made to options granted under the Company's 1996 Stock Option Plan for Employees.

         IV.  Terms and Conditions

                   (a) Grant of Options. Subject to the provisions of the Plan, Directors of the Company shall be granted


         Nonqualified Stock Options for the purchase of shares of Stock as set forth in the Plan.

                   (b)  Option Agreement.  Each Option shall be
         evidenced by a written agreement between the Company and the Director specifying the number of shares of Stock that may be exercised by its purchase, and containing such other terms and provisions as may be approved by the Board of Directors.

                   (c) Date of Grant. The date on which an Option is granted shall be: (1) the first day upon which a Director who is not also an employee is first elected to the Board of Directors, or (2) the date on which an Option is issued in substitution for an option previously granted under the Plan or an Option previously granted that is subsequently amended, or
         (3) the anniversary of the date on which a Director was elected to the Board of Directors.

                   (d) Option Price. Each Option Agreement shall state the purchase price of each share of Stock which may be acquired upon exercising the Option, which price shall be the fair market value of each share as of the Date of Grant. Fair Market Value shall be deemed to be the closing price of the shares on the New York Stock Exchange, Inc. (or any other national securities exchange on which the shares are traded) on the trading day preceding the Date of Grant.

                   (e)  Number of Shares Granted.

                        (1) Each Director shall receive a Nonqualified Stock Option to purchase 5,000 shares of Stock automatically on the date specified in paragraph (c) of this Article IV, exercisable in accordance with the provisions of paragraph (f)
         (1) of this Article IV.

                        (2) Each Director shall receive a Nonqualified Stock Option to purchase an additional 5,000 shares of Stock automatically on the date that such Director commences his second year of service as a director, and an additional 5,000 shares on the date that he commences each year of service as a director thereafter.

                   (f)  Option Period and Restrictions of Exercise

                        (1)  The Options granted pursuant to paragraph
         (e) shall be exercisable in the following manner for the periods specified: Options for 1,668 shares of the Stock shall first become exercisable on the date the Options are granted and must be fully exercised within five years from that date. Options for an additional 1,666 shares of the Stock shall become exercisable on the first and second anniversary of the date the Options were granted; such Options must be exercised within five years from the date they first become exercisable.


                   Any Options which are not exercised within the five year periods specified above shall expire.

                   (g) Manner of Exercise. Subject to the conditions and restrictions contained in paragraph IV (h) below, the Option shall be exercised by delivering written notice of exercise to the Secretary or Treasurer of the Company. Such notice is irrevocable and must be accompanied by payment in cash and a signed Option exercise form.

                   (h)  Payment of Option Exercise Price.

                        (1) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check, or cash equivalent,
         (ii) by tender to the Company of shares of Stock owned by the Optionee having a Fair Market Value (as determined by the Company without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Company) not less than the exercise price, (iii) by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a "Cashless Exercise"), or (iv) by any combination thereof.


                        (2)  Tender of Stock.  Notwithstanding the
         foregoing, an Option may not be exercised by tender to the Company of shares of Stock to the extent such tender of Stock would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company's stock. An Option may not be exercised by tender to the Company of shares of Stock unless such shares either have been owned by the Optionee for more than six (6) months.

                        (3) Cashless Exercise. The Company reserves, at any and all times, the right, in the Company's sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.

                   (i) Tax Withholding. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable upon the exercise of an Option, or to accept from the Optionee the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company with respect to such Option exercise. Alternatively,


         or in addition, in its sole discretion, the Company shall have the right to require the Optionee, through cash payment or otherwise, including by means of a Cashless Exercise, to make adequate provision for any such tax withholding obligations of the Company arising in connection with the Option exercise. The Company shall have no obligation to deliver shares of Stock, money or to release shares of Stock from an escrow established pursuant to the Option Agreement until the Company's tax withholding obligations have been satisfied by the Optionee.

                   (j) Transferability and Termination of Option. Each Option granted hereunder may be exercised only by the individual to whom it is issued and only during the period in which he or she is serving as an outside Director of the Company or within the thirty (30) day period following his or her resignation or other termination of such service for any reason other than death. If such holder dies before fully exercising any portion of an option then exercisable, such Option may be exercised by such holder's legal representative(s), heir(s) or devisee(s) at any time within the six (6) month period following his or her death.

                   (k) Director Becoming Employee. In the event that an outside Director becomes a full-time employee of the Company, the outside Director shall not forfeit the Options granted pursuant to this Plan. However, the outside Director shall have to satisfy all other terms and provisions of this Plan with respect to the Options granted hereunder.

                   (l)  Modification or Substitution of Options.
         Subject to the terms and conditions and within the limitations of the Plan, the members of the Board of Directors who are not eligible to participate in the Plan may modify outstanding Options granted under the Plan or accept the surrender and cancellation of outstanding Options and authorize the granting of new Options in substitution therefor. The foregoing notwithstanding, no modification, cancellation or substitution of an Option pursuant to this section shall alter or impair any rights or obligations under any Option theretofore granted under the Plan and no modification, cancellation or substitution may serve to increase the aggregate number of securities which may be issued under the Plan.

         V.   Effective Date and Term of Plan; Shareholder Approval

                   Subject to the approval of the Plan by an affirmative vote of the holders of a majority of the Company's outstanding stock entitled to vote thereon at the Annual
         Meeting of Shareholders to be conducted on May 9, 1996, the effective date of the Plan shall be May 10, 1996, and it shall remain in existence for a period of ten years thereafter. In the event of shareholder rejection of the Plan, any Option granted hereunder shall be void and of no legal effect. No


         Option may be granted subsequent to the expiration date of the Plan, but Options then outstanding shall be exercisable in accordance with the terms hereof.

                   Any increase in the maximum number of shares of Stock issuable hereunder as provided in Article III (the "Maximum Shares") shall be approved by the shareholders of the Company within twelve (12) months of the date of adoption thereof by the Board. Options granted prior to shareholder approval of the Plan, or in excess of the Maximum Shares previously approved by the shareholders, shall become exercisable no earlier than the date of shareholder approval of the Plan or such increase in the Maximum Shares, as the case may be.

                   On the Effective Date of the Plan, it shall supersede the 1986 Stock Option Plan for Outside Directors, which shall terminate on that date.

         VI.  Amendment

                   The Board of Directors may at any time suspend or discontinue the Plan, but no amendment shall be authorized without shareholder approval which (i) materially increases the benefits accruing to participants under the Plan; (ii) materially increases the number of securities which may be issued under the Plan, except as otherwise provided in Article III; or (iii) materially modifies the requirements as to eligibility for participation in the Plan.

         VII. Rights as Shareholders

                   No Optionee, nor any beneficiary or other person claiming through an Optionee, shall have any interest in any shares of Stock allocated for the purposes of the Plan or subject to any Option until such shares of Stock shall have been issued to the Optionee or such beneficiary or other person. Furthermore, the existence of the Options shall not affect the right or power of the Company or its shareholders to make adjustments, recapitalization, reorganizations, or other changes in the Company's capital structure or its business; issue bonds, debentures, preferred or prior preference stocks affecting the Stock of the Company or the rights thereof; dissolve the Corporation or sell or transfer any part of its assets or business; or do any other corporate act, whether of a similar character or otherwise.

         VIII.     Choice of Law

                   The validity, interpretation, and administration of the Plan and of any rules, regulations, determinations, or decisions made thereunder, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the laws of the State of Florida, without giving effect to


         choice of law principles thereof. Without limiting the generality of the foregoing, the period within which any action in connection with the Plan must be commenced shall be governed by the Laws of the State of Florida without regard to the place where the act or omission complained of took place or the residence of any party to such action. Any action in connection with the Plan must be brought in the State of Florida, in the County of Pinellas or Hillsborough.


                   IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing Home Shopping Network, Inc. 1996 Stock Option Plan for Outside Directors was duly adopted by the Board on February 12, 1996.


                                       ____________________________
                                       Secretary